Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights", "Senior Securities and Other Financial Leverage" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 1 to File No. 333-232733) of Guggenheim Credit Allocation Fund of our report dated July 29, 2019 on the financial statements and financial highlights of Guggenheim Credit Allocation Fund included in the May 31, 2019 Annual Report to Shareholders.

/s/ Ernst & Young LLP
Tysons, Virginia
September 9, 2019